                                                                    Exhibit 99.2

BUSINESS INFORMATION

                                                                                  Return on
                                             Earnings            Revenue        Assigned Capital      Average Assets*
Nine months ended September 30-         ------------------- ------------------ ------------------   --------------------
Dollars in millions                         1999      1998     1999     1998     1999      1998       1999       1998
------------------------------------------------------------------------------------------------------------------------
PNC Regional Bank                           $490      $451   $1,734    $1,746     22%       21%      $39,485    $38,741
Asset Management
   PNC Advisors                              111        87      551       348     27        31         3,299      2,646
   BlackRock                                  42        23      280       210     44        38           443        302
   PFPC Worldwide                             34        29      170       141     42        43           257        229
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       Total asset management                187       139    1,001       699     32        34         3,999      3,177
Wholesale
   PNC Institutional Bank                     84        58      313       280     17        13         9,660      8,459
   PNC Secured Finance                        79        52      224       147     19        15         8,038      6,766
   PNC Mortgage                               45        23      327       243     13        10         7,092      4,634
------------------------------------------------------------------------------                     ---------------------
       Total wholesale                       208       133      864       670     16        13        24,790     19,859
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   Total businesses                          885       723    3,599     3,115     22        20        68,274     61,777
Other                                         10       107      106       423                          6,974     11,922
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    Total consolidated - core                895       830    3,705     3,538     21        21        75,248     73,699
Gain on sale of credit card business         125                193
Gain on sale of equity interest in
    Electronic Payment Services               63                 97
Gain on sale of Concord EFS stock
    net of PNC Bank Foundation
    contribution                              16                 41
Valuation adjustments                        (92)              (142)
Costs related to efficiency
    initiatives                              (64)
Gain on sale of branches                      17                 27
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   Total consolidated - reported            $960      $830   $3,921    $3,538     23        21       $75,248    $73,699
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* BlackRock's assets are presented as of period end.

PNC REGIONAL BANK - PNC Regional Bank provides credit, deposit, branch-based brokerage and electronic banking products and services to retail customers as well as credit, leasing, treasury management and capital markets products and services to mid-sized and small businesses primarily within PNC Bank's geographic footprint. PNC Regional Bank contributed 55% of total business earnings in the first nine months of 1999 compared with 63% in the first nine months of 1998. Earnings increased 9% in the comparison driven by improved efficiency and growth in deposits. Excluding the impact of branch gains and costs related to consumer delivery initiatives in 1998, earnings increased 16%.

PNC ADVISORS - PNC Advisors offers personalized investment management, high-end brokerage, personal trust, estate planning and traditional banking services to affluent and wealthy individuals; and investment management, trust and administrative services to pensions, 401(k) plans and charitable organizations.
PNC Advisors contributed 13% of total business earnings in the first nine months of 1999 comprised with 12% in the first nine months of 1998. Earnings increased
28% in the comparison due to strong revenue growth attributable to new business.

BLACKROCK - BlackRock offers fixed income, domestic and international equity and liquidity investment products, and utilizes technology-based risk management capabilities to provide investment advisory and asset management capabilities for a wide range of institutional and retail customers. BlackRock contributed 5% of total business earnings in the first nine months of 1999 compared with 3% a year ago. Earnings nearly doubled in the comparison as a result of new business.

PFPC WORLDWIDE - PFPC Worldwide provides a wide range of accounting, administration, transfer agency, custody, securities lending and integrated banking transaction services to mutual funds, pension and money fund managers, partnerships, brokerage firms, insurance companies and banks. PFPC Worldwide contributed 4% of total business earnings in the first nine months of 1999 and 1998. Earnings increased 17% in the comparison as a result of an increase in assets serviced.

PNC INSTITUTIONAL BANK - PNC Institutional Bank provides specialized credit, capital markets and treasury management products and services to corporations, institutions and government entities nationwide. PNC Institutional Bank contributed 9% of total business earnings in the first nine months of 1999 compared with 8% in the prior-year period. Earnings increased 45% in the comparison due to higher revenue and a lower provision for credit losses.

PNC SECURED FINANCE - PNC Secured Finance is engaged in commercial real estate finance, including loan origination, securitization and servicing; asset-based financing, including lending, syndication and treasury management services; and equipment lease financing to corporate clients nationwide. PNC Secured
Finance contributed 9% of total business earnings in the first nine months of 1999 compared with 7% a year ago. Earnings increased 52% in the comparison driven by revenue attributable to Midland Loan Services, L.P.

PNC MORTGAGE - PNC Mortgage originates, purchases and services residential mortgages and related products. PNC Mortgage also acquires and securitizes residential mortgages as private-label mortgage-backed securities and performs the master servicing of those securities for investors. PNC Mortgage contributed
5% of total business earnings in the first nine months of 1999 compared with 3% in the prior-year period. Earnings nearly doubled in the comparison driven by revenue growth primarily attributable to a larger servicing portfolio.

OTHER - Other reflects differences between total business results and consolidated core financial results primarily due to differences between management accounting practices and generally accepted accounting principles, divested and exited businesses, venture capital activities, sales of equity interests and minority interests in subsidiaries, eliminations and unassigned items.